EXHIBIT 99.1

Educational Development Corporation Announces Second Quarter and YTD Fiscal 2012 Results and Execution of Agreement With Demibooks

TULSA, Okla., Oct. 17, 2011 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the second quarter and YTD fiscal 2012, ended August 31, 2011.

Results

EDUC reports net revenue of $5,437,100 for the quarter ended August 31, 2011 compared to $5,750,400 and net earnings of $126,200 compared to $190,200 for the same period last year. For the year-to-date period ended August 31, 2011, EDUC reports net revenue of $11,701,500 compared to $12,045,800 and net earnings of $426,400 compared to $378,400 for the same period last year.

Our Publishing Division posted a net revenue gain of 4.6% for the quarter and 8.9% for the six months ended August 31, 2011 over the same period in 2010. We continue to experience strong sales in the smaller retail market, including toy and gift stores.

The Home Business experienced a 14.4% net revenue decline for the quarter. For the six months ended August 31, 2011, net revenues declined 10.7% over the same period last year. This division has been impacted more by the economic conditions and consumer reductions in spending levels than our retail division; consequently, we continue to create new incentives for our field sales force to support their business.

On October 13, 2011, EDUC signed a Stock Purchase Agreement to acquire a position with Demibooks, Inc. (www.demibooks.com). Demibooks provides a publishing platform for interactive books. Their Demibooks® Composer product is the first code-free, affordable way for publishers and self-published authors and illustrators to create interactive books for the iPad on the device itself. EDUC will utilize the Composer platform to create our proprietary interactive products. The Stock Purchase Agreement allows for an additional investment upon the completion of specified milestones.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA

	Three Months Ended August 31,		Six Months Ended August 31,
	2011	2010	2011	2010

NET REVENUES	$ 5,437,100	$ 5,750,400	$ 11,701,500	$ 12,045,800
EARNINGS BEFORE INCOME TAXES	$ 200,100	$ 303,100	$ 680,800	$ 603,400
INCOME TAXES	73,900	112,900	254,400	225,000
NET EARNINGS	$ 126,200	$ 190,200	$ 426,400	$ 378,400

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.03	$ 0.05	$ 0.11	$ 0.10
Diluted	$ 0.03	$ 0.05	$ 0.11	$ 0.10

WEIGHTED AVERAGE SHARES:
Basic	3,893,283	3,882,593	3,893,700	3,879,598
Diluted	3,895,206	3,883,505	3,896,363	3,881,818

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522